Exhibit 99.1

Expedia Group Reports Third Quarter 2022 Results
SEATTLE, WA – November 3, 2022 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the third quarter ended September 30, 2022.

"The third quarter marked another period of robust travel demand despite the uncertain macroeconomic environment. We delivered strong financial performance with record quarterly revenue and adjusted EBITDA, which exceeded $1 billion for the first time. These results reflect our emphasis on driving topline growth while improving margins," said Peter Kern, Vice Chairman and CEO, Expedia Group. "Our active loyalty members and active app users are at all-time highs, reflecting our ongoing focus on enhancing our products, technology and consumer offerings to drive greater engagement with our travelers and a more direct and valuable base of business."

Key Highlights
•Record quarterly revenue and third quarter lodging bookings.
•Net income up 33% against 2021 and record adjusted EBITDA.
•Free cash flow for the first nine months of 2022 was $3.1 billion, more than double 2019 levels.
•Resumed share buybacks with 2 million shares repurchased through October for approximately $200 million.
•Retired $500 million of debt, resulting in cumulative debt and preferred equity reduction of over $3.4 billion over the past 18 months.

Financial Summary & Operating Metrics ($ millions except per share amounts)(1)

	Expedia Group, Inc.
Metric	Q3 2022	Q3 2021	Δ Y/Y
Booked room nights	81.6	65.4	25%
Stayed room nights	93.2	77.8	20%
Gross bookings	$23,987	$18,725	28%
Revenue	3,619	2,962	22%
Operating income	747	524	42%
Net income attributable to Expedia Group common stockholders	482	362	33%
Diluted earnings per share	$2.98	$2.26	32%
Adjusted EBITDA(2)	1,079	855	26%
Adjusted net income(2)	640	553	16%
Adjusted EPS(2)	$4.05	$3.53	15%
Net cash used in operating activities	(997)	(1,221)	(18)%
Free cash flow(2)	(1,167)	(1,400)	(17)%

(1)All comparisons are against comparable period of 2021 unless otherwise noted
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 11-18 herein for an explanation and reconciliation of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, and Traveldoo®. Results include the related international points of sale for all brands. In April 2021, we completed the sale of Classic Vacations®, and in November 2021 we completed the sale of Egencia®, which is included in results through the date of its sale. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Gross Bookings & Revenue by Segment ($ millions)

	Gross Bookings
	Third Quarter
	2022	2021	Δ%
Gross Bookings	$23,987	$18,725	28%

	Revenue
	Third Quarter
	2022	2021	Δ%
Retail	$2,707	$2,351	15%
B2B	788	490	61%
Expedia Group (excluding trivago)	$3,495	$2,841	23%
trivago	185	163	13%
Intercompany eliminations	(61)	(42)	47%
Total	$3,619	$2,962	22%

For the third quarter of 2022, total gross bookings increased 28%, compared to the third quarter of 2021, as gross bookings for lodging, air, and other travel products grew as travel demand recovered.

Total revenue increased 22% as Retail, B2B, and trivago segments revenue all increased compared to the third quarter of 2021.

Product & Services Detail
Revenue by Service Type ($ millions)

	Revenue
	Third Quarter
	2022	2021	Δ%
Lodging	$2,881	$2,300	25%
Air	100	61	61%
Advertising and media	222	202	10%
Other	416	399	4%
Total	$3,619	$2,962	22%

As a percentage of total revenue in the third quarter of 2022, lodging accounted for 80%, advertising and media accounted for 6%, air accounted for 3%, and all other revenues accounted for the remaining 11%.

Lodging revenue increased 25% in the third quarter of 2022, compared to the third quarter of 2021, driven by a 20% growth in stayed room nights and a 4% increase in stayed average daily rates ("ADRs").

Air revenue increased 61% in the third quarter of 2022, compared to the third quarter of 2021, primarily driven by 69% growth in revenue per air ticket.

Advertising and media revenue increased 10% in the third quarter of 2022, compared to the third quarter of 2021, driven by growth in Expedia Group Media Solutions. Other revenue increased 4% in the third quarter of 2022, driven by growth from travel insurance products.
Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2022	2021	Δ%	2022	2021	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$455	$442	3%	12.6%	14.9%	(233)
Selling and marketing - direct	1,504	1,132	33%	41.6%	38.2%	337
Selling and marketing - indirect	165	182	(10)%	4.5%	6.1%	(161)
Selling and marketing	1,669	1,314	27%	46.1%	44.3%	176
Technology and content	310	277	12%	8.6%	9.4%	(81)
General and administrative	187	182	2%	5.2%	6.2%	(101)
Total GAAP costs and expenses	$2,621	$2,215	18%	72.4%	74.8%	(238)

Adjusted Expenses - Expedia Group
Cost of revenue*	$451	$436	4%	12.5%	14.7%	(223)
Selling and marketing - direct	1,504	1,132	33%	41.6%	38.2%	337
Selling and marketing - indirect*	147	153	(4)%	4.0%	5.2%	(112)
Selling and marketing*	1,651	1,285	28%	45.6%	43.4%	224
Technology and content*	282	245	15%	7.8%	8.3%	(50)
General and administrative*	140	133	4%	3.8%	4.5%	(65)
Total adjusted costs and expenses	$2,524	$2,099	20%	69.7%	70.9%	(113)

Total overhead expenses**	$569	$531	7%	15.7%	17.9%	(227)

Adjusted Expenses - Expedia Group (excluding trivago)***
Cost of revenue*	$446	$430	4%	12.8%	15.2%	(237)
Selling and marketing*	1,583	1,205	31%	45.3%	42.4%	288
Technology and content*	271	233	16%	7.7%	8.2%	(49)
General and administrative*	133	127	5%	3.8%	4.4%	(66)
Total adjusted costs and expenses excluding trivago	$2,433	$1,995	22%	69.6%	70.3%	(64)
Note: Some numbers may not add due to rounding.                                                *Adjusted expenses are non-GAAP measures. See pages 11-18 herein for a description and reconciliation to the corresponding GAAP measures.
**Total overhead expenses is the sum of adjusted expenses for Selling and marketing - indirect, Technology and content, and General and administrative.
***Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Cost of Revenue
•For the third quarter of 2022, total GAAP and adjusted cost of revenue increased 3% and 4%, respectively, compared to the third quarter of 2021, driven by higher merchant processing fees and cloud costs as a result of increased transaction volume which offset lower personnel costs related to the sale of Egencia in November 2021.

Selling and Marketing
•For the third quarter of 2022, total GAAP and adjusted selling and marketing expense increased 27% and 28%, respectively, compared to the third quarter of 2021, primarily due to a $372 million increase in direct costs driven by an increase in B2B partner commissions, as well as increased spend in Retail marketing channels. Total GAAP and adjusted indirect selling and marketing expenses, decreased 10% and 4%, respectively compared to the third quarter of 2021. The decrease in indirect marketing expense was driven by lower personnel costs related to the sale of Egencia in November 2021.The year-over-year decrease in GAAP indirect costs was driven by lower stock-based compensation.
Technology and Content
•For the third quarter of 2022, total GAAP and adjusted technology and content expense increased 12% and 15%, respectively, compared to the third quarter of 2021, due to an increase in personnel costs from increased headcount.
General and Administrative
•For the third quarter of 2022, total GAAP and adjusted general and administrative expense increased 2% and 4%, respectively, compared to the third quarter of 2021, due to an increase in personnel costs from increased headcount.

Net Income (Loss) Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Third Quarter
	2022	2021	Δ%
Retail	$943	$879	7%
B2B	221	74	198%
Unallocated overhead costs	(119)	(116)	3%
Expedia Group (excluding trivago)	$1,045	$837	25%
trivago(1)	34	18	85%
Total Adjusted EBITDA	$1,079	$855	26%

Net income attributable to Expedia Group common stockholders(2)	$482	$362	33%
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 11-18 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.

Depreciation and Amortization
Depreciation and amortization decreased 1% in the third quarter of 2022, compared to the third quarter of 2021.
Interest and Other
Consolidated interest income increased $18 million in the third quarter of 2022 compared to the third quarter of 2021, as a result of higher rates of return. Consolidated interest expense decreased $23 million in the third quarter of 2022, as a result of lower interest expense related to the early redemption of senior notes in the first nine months of 2022.

Consolidated other, net was a loss of $87 million in the third quarter of 2022, primarily driven by mark-to-market losses on minority equity investments in American Express Global Business Travel ("GBT") and Despegar compared to a gain of $25 million in the third quarter of 2021, in which we recognized a gain related to the sale of the Alice business.
Income Taxes
The GAAP effective tax rate was a 31% expense on a pre-tax income in the third quarter of 2022, compared to a 19% expense on pre-tax income in the third quarter of 2021. The change in the effective tax rate was primarily due primarily due to nondeductible mark-to-market adjustments to our minority equity investments as well as other discrete items

The effective tax rate on pretax adjusted net income was 24% in the third quarter of 2022, compared to 2% in the third quarter of 2021. The change in effective tax rate was primarily due to the increase in pretax adjusted net income and discrete items.

Balance Sheet, Cash Flows and Capitalization
For the three months ended September 30, 2022, consolidated net cash used in operating activities was approximately $1.0 billion. Consolidated free cash flow totaled negative $1.2 billion, compared to negative $1.4 billion in the prior year, primarily due to an improvement in adjusted EBITDA.

Cash, cash equivalents and short-term investments totaled $4.6 billion at September 30, 2022 compared to $4.3 billion at December 31, 2021. Restricted cash and cash equivalents, which primarily consist of traveler deposits for Vrbo bookings, was $1.8 billion at September 30, 2022 compared to $1.7 billion at December 31, 2021. Prepaid expenses and other current assets was $799 million at September 30, 2022 compared to $827 million at December 31, 2021.

Deferred merchant bookings totaled approximately $7.5 billion at September 30, 2022, including approximately $915 million in deferred loyalty rewards compared to $5.7 billion at December 31, 2021, including approximately $800 million in deferred loyalty rewards.

As of September 30, 2022, Expedia Group had stock-based awards outstanding representing approximately 11 million shares of Expedia Group common stock, consisting of approximately 7 million restricted stock units, ("RSUs") and performance share units, ("PSUs") in addition to stock options to purchase approximately 4 million shares of common stock with a weighted average exercise price of $135.22 and weighted average remaining life of 3.6 years.

On September 13, 2022, Expedia Group redeemed $500 million of outstanding aggregate principal of the Company's 2.95% Notes due 2031. As a result of these redemptions, we recognized a gain on debt extinguishment of $73 million in the quarter.

During the quarter ended September 30, 2022, Expedia Group repurchased 1.5 million shares of Expedia Group common stock for an aggregate purchase price of $153 million excluding transaction costs (an average of $100.07 per share). As of September 30, 2022, there were approximately 21.8 million shares remaining under the 2018 and 2019 repurchase authorizations. Subsequent to the end of the third quarter of 2022, Expedia Group repurchased an additional 0.5 million shares for a total cost of $47 million excluding transaction costs (an average of $95.65 per share).

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Revenue	$3,619	$2,962	$9,049	$6,319
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	455	442	1,245	1,127
Selling and marketing (1)	1,669	1,314	4,724	3,177
Technology and content (1)	310	277	864	800
General and administrative (1)	187	182	562	522
Depreciation and amortization	199	201	593	615
Impairment of intangible assets	52	—	81	—
Legal reserves, occupancy tax and other	—	10	23	1
Restructuring and related reorganization charges	—	12	—	54
Operating income	747	524	957	23
Other income (expense):
Interest income	20	2	33	5
Interest expense	(63)	(86)	(217)	(267)
Gain (loss) on debt extinguishment, net	73	—	49	(280)
Other, net	(87)	25	(467)	10
Total other expense, net	(57)	(59)	(602)	(532)
Income (loss) before income taxes	690	465	355	(509)
Provision for income taxes	(214)	(87)	(187)	129
Net income (loss)	476	378	168	(380)
Net (income) loss attributable to non-controlling interests	6	(2)	7	6
Net income (loss) attributable to Expedia Group, Inc.	482	376	175	(374)
Preferred stock dividend	—	(14)	—	(64)
Loss on redemption of preferred stock	—	—	—	(107)
Net income (loss) attributable to Expedia Group, Inc. common stockholders	$482	$362	$175	$(545)

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders
Basic	$3.05	$2.40	$1.11	$(3.67)
Diluted	2.98	2.26	1.08	(3.67)
Shares used in computing earnings (loss) per share (000's):
Basic	157,628	151,019	157,100	148,453
Diluted	161,829	160,460	162,495	148,453

(1) Includes stock-based compensation as follows:
Cost of revenue	$4	$6	$10	$17
Selling and marketing	18	29	50	78
Technology and content	28	32	82	91
General and administrative	47	49	138	133

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,588	$4,111
Restricted cash and cash equivalents	1,778	1,694
Short-term investments	49	200
Accounts receivable, net of allowance of $61 and $65	1,991	1,264
Income taxes receivable	65	85
Prepaid expenses and other current assets	799	827
Total current assets	9,270	8,181
Property and equipment, net	2,169	2,180
Operating lease right-of-use assets	360	407
Long-term investments and other assets	1,122	1,450
Deferred income taxes	626	766
Intangible assets, net	1,223	1,393
Goodwill	7,109	7,171
TOTAL ASSETS	$21,879	$21,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,535	$1,333
Accounts payable, other	1,132	688
Deferred merchant bookings	7,457	5,688
Deferred revenue	160	166
Income taxes payable	46	16
Accrued expenses and other current liabilities	789	824
Current maturities of long-term debt	—	735
Total current liabilities	11,119	9,450
Long-term debt, excluding current maturities	6,237	7,715
Deferred income taxes	50	58
Operating lease liabilities	315	360
Other long-term liabilities	445	413
Commitments and contingencies
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 277,607 and 274,661; Shares outstanding: 150,966 and 150,125
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	14,674	14,229
Treasury stock - Common stock and Class B, at cost; Shares 133,917 and 131,813	(10,503)	(10,262)
Retained earnings (deficit)	(1,586)	(1,761)
Accumulated other comprehensive income (loss)	(317)	(149)
Total Expedia Group, Inc. stockholders’ equity	2,268	2,057
Non-redeemable non-controlling interests	1,445	1,495
Total stockholders’ equity	3,713	3,552
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,879	$21,548

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended September 30,
	2022	2021
Operating activities:
Net income (loss)	$168	$(380)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	527	538
Amortization of intangible assets	66	77
Impairment of intangible assets	81	—
Amortization of stock-based compensation	280	319
Deferred income taxes	106	(158)
Foreign exchange loss on cash, restricted cash and short-term investments, net	193	76
Realized loss on foreign currency forwards	170	21
Loss on minority equity investments, net	423	7
(Gain) loss on debt extinguishment, net	(49)	280
Other, net	(26)	(33)
Changes in operating assets and liabilities:
Accounts receivable	(748)	(781)
Prepaid expenses and other assets	31	(190)
Accounts payable, merchant	202	663
Accounts payable, other, accrued expenses and other liabilities	427	238
Tax payable/receivable, net	6	7
Deferred merchant bookings	1,770	2,787
Deferred revenue	(5)	(8)
Net cash provided by operating activities	3,622	3,463
Investing activities:
Capital expenditures, including internal-use software and website development	(485)	(530)
Purchases of investments	(60)	(1)
Sales and maturities of investments	200	23
Proceeds from initial exchange of cross-currency interest rate swaps	337	—
Payments for initial exchange of cross-currency interest rate swaps	(337)	—
Other, net	(169)	2
Net cash used in investing activities	(514)	(506)
Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	1,964
Payment of long-term debt	(2,141)	(1,706)
Debt extinguishment costs	(22)	(258)
Redemption of preferred stock	—	(618)
Purchases of treasury stock	(241)	(108)
Payment of preferred stock dividends	—	(50)
Proceeds from exercise of equity awards and employee stock purchase plan	125	421
Other, net	34	4
Net cash used in financing activities	(2,245)	(351)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(302)	(126)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	561	2,480
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	5,805	4,138
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$6,366	$6,618
Supplemental cash flow information
Cash paid for interest	$254	$298
Income tax payments, net	71	15

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2019				2020				2021				2022			Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross bookings by business model
Agency	$17,352	$16,112	$14,585	$11,956	$9,823	$1,363	$3,530	$3,405	$6,737	$10,362	$8,855	$8,325	$11,346	$12,773	$10,904	23%
Merchant	12,057	12,180	12,342	11,289	8,062	1,350	5,101	4,162	8,685	10,453	9,870	9,138	13,066	13,366	13,083	33%
Total	$29,409	$28,292	$26,927	$23,245	$17,885	$2,713	$8,631	$7,567	$15,422	$20,815	$18,725	$17,463	$24,412	$26,139	$23,987	28%

Revenue by segment
Retail	$1,901	$2,333	$2,613	$1,961	$1,582	$463	$1,246	$702	$1,025	$1,715	$2,351	$1,730	$1,740	$2,420	$2,707	15%
B2B	556	657	731	635	485	68	203	186	184	305	490	481	432	650	788	61%
Corporate (Bodybuilding.com)	—	—	24	34	39	20	—	—	—	—	—	—	—	—	—	NM
Expedia Group (excluding trivago)	$2,457	$2,990	$3,368	$2,630	$2,106	$551	$1,449	$888	$1,209	$2,020	$2,841	$2,211	$2,172	$3,070	$3,495	23%
trivago	237	251	279	171	154	18	70	38	46	115	163	99	116	154	185	13%
Intercompany eliminations	(85)	(88)	(89)	(54)	(51)	(3)	(15)	(6)	(9)	(24)	(42)	(31)	(39)	(43)	(61)	47%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	$3,619	22%

Revenue by geography
U.S. points of sale	$1,476	$1,838	$1,982	$1,573	$1,317	$463	$1,033	$698	$1,001	$1,736	$2,177	$1,655	$1,656	$2,208	$2,358	8%
Non-U.S. points of sale	1,133	1,315	1,576	1,174	892	103	471	222	245	375	785	624	593	973	1,261	61%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	$3,619	22%

Revenue by business model
Agency	$842	$1,047	$1,177	$816	$562	$105	$329	$271	$323	$573	$800	$611	$566	$808	$935	17%
Merchant	1,435	1,758	1,980	1,590	1,340	368	1,032	521	796	1,338	1,923	1,480	1,485	2,125	2,427	26%
Advertising & media and other	332	348	401	341	307	93	143	128	127	200	239	188	198	248	257	7%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	$3,181	$3,619	22%

Adjusted EBITDA by segment
Retail	$208	$561	$889	$513	$36	$(191)	$440	$13	$106	$316	$879	$481	$188	$582	$943	7%
B2B	79	135	155	101	32	(123)	(47)	(52)	(57)	(4)	74	97	80	156	221	198%
Unallocated overhead costs	(135)	(148)	(144)	(165)	(143)	(106)	(96)	(117)	(103)	(116)	(116)	(119)	(120)	(123)	(119)	3%
Expedia Group (excluding trivago)	$152	$548	$900	$449	$(75)	$(420)	$297	$(156)	$(54)	$196	$837	$459	$148	$615	$1,045	25%
trivago	24	20	12	29	(1)	(16)	7	(4)	(4)	5	18	20	25	33	34	85%
Total	$176	$568	$912	$478	$(76)	$(436)	$304	$(160)	$(58)	$201	$855	$479	$173	$648	$1,079	26%

Net income (loss) attributable to Expedia Group common stockholders	$(103)	$183	$409	$76	$(1,301)	$(753)	$(221)	$(412)	$(606)	$(301)	$362	$276	$(122)	$(185)	$482	33%

Worldwide lodging (merchant & agency)
Booked room nights	103.9	100.8	101.3	86.3	58.5	12.2	41.1	33.3	54.0	68.4	65.4	59.7	77.0	82.5	81.6
Booked room night growth	9%	10%	11%	9%	(44)%	(88)%	(59)%	(61)%	(8)%	462%	59%	79%	43%	21%	25%
Booked ADR growth	(2)%	(1)%	—%	—%	(2)%	(14)%	2%	4%	34%	49%	21%	23%	4%	3%	5%

	2019				2020				2021				2022			Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Stayed room nights	80.8	100.1	116.5	91.6	69.4	19.2	48.8	36.1	37.1	56.6	77.8	62.9	56.5	79.1	93.2
Stayed room night growth	9%	12%	11%	11%	(14)%	(81)%	(58)%	(61)%	(47)%	196%	59%	74%	52%	40%	20%
Stayed ADR growth	(1)%	—%	(1)%	—%	2%	1%	8%	2%	8%	21%	19%	23%	20%	9%	4%
Revenue per night growth	(2)%	1%	—%	(1)%	6%	15%	14%	6%	10%	7%	17%	24%	17%	12%	5%
Lodging revenue growth	7%	12%	11%	9%	(9)%	(78)%	(52)%	(58)%	(41)%	215%	87%	116%	78%	57%	25%

Worldwide air (merchant & agency)
Tickets sold growth	11%	10%	8%	—%	(26)%	(85)%	(74)%	(69)%	(50)%	299%	132%	92%	48%	1%	(4)%
Airfare growth	(1)%	1%	—%	1%	(5)%	(35)%	(36)%	(31)%	(26)%	30%	31%	32%	39%	35%	32%
Revenue per ticket growth	(7)%	(7)%	(10)%	(9)%	(41)%	NM	(48)%	(35)%	(10)%	NM	(2)%	(12)%	1%	21%	69%
Air revenue growth	3%	2%	(3)%	(8)%	(56)%	NM	(87)%	(80)%	(55)%	NM	128%	68%	50%	22%	61%

Notes:
•All comparisons are against comparable period of prior year unless otherwise noted.
•Advertising & Media Revenue includes third party revenue from trivago. All trivago revenue is classified as Non-U.S. point of sale.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com in July 26, 2019 through its sale in May 2020.
•B2B includes Egencia through its sale in November 2021.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States, localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, Hotwire.com, CarRentals.com.
B2B: The B2B segment is comprised of our Expedia Business Services organization which consists of Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites. Expedia Group results include Egencia through its sale on November 1, 2021.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition in July 2019 through its sale in May 2020.
Lodging Metrics: Reported on a stayed and booked basis. Lodging consists of both merchant and agency model hotel and alternative accommodations.
Room Nights Stayed: Room nights stayed represent stayed hotel room nights and include property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Stayed hotel room nights include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Room Nights Booked: Room nights booked represent booked hotel room nights and include property nights for our Retail reportable segment and booked hotel room nights for our B2B reportable segment. Booked hotel room nights include both merchant and agency hotel stays. Property nights are related to our alternative accommodation business.
Air Metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:

(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments;
(5) certain other items, including restructuring charges;
(6) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which, when applicable, include dilution from our convertible debt instruments per the treasury stock method for Adjusted EPS. The treasury stock method assumes we would elect to settle the principal amount of the debt for cash and the conversion premium for shares. If the conversion prices for such instruments exceed our average stock price for the period, the instruments generally would have no impact to adjusted weighted average shares outstanding. This differs from the GAAP method for dilution from our convertible debt instruments, which include them on an if-converted method. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.
Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended September 30, 2022
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$827	$205	$32	$(317)	$747
Realized gain (loss) on revenue hedges	(10)	(6)	—	—	(16)
Stock-based compensation	—	—	—	97	97
Amortization of intangible assets	—	—	—	23	23
Depreciation	126	22	2	26	176
Impairment of intangible assets	—	—	—	52	52
Adjusted EBITDA(1)	$943	$221	$34	$(119)	$1,079

	Three months ended September 30, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$757	$50	$15	$(298)	$524
Realized gain (loss) on revenue hedges	(8)	—	—	—	(8)
Restructuring and related reorganization charges	—	—	—	12	12
Legal reserves, occupancy tax and other	—	—	—	10	10
Stock-based compensation	—	—	—	116	116
Amortization of intangible assets	—	—	—	24	24
Depreciation	130	24	3	20	177
Adjusted EBITDA(1)	$879	$74	$18	$(116)	$855
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(In millions)
Net income (loss) attributable to Expedia Group, Inc.	$482	$376	$175	$(374)
Net income (loss) attributable to non-controlling interests	(6)	2	(7)	(6)
Provision for income taxes	214	87	187	(129)
Total other expense, net	57	59	602	532
Operating income	747	524	957	23
Gain (loss) on revenue hedges related to revenue recognized	(16)	(8)	(34)	(14)
Restructuring and related reorganization charges	—	12	—	54
Legal reserves, occupancy tax and other	—	10	23	1
Stock-based compensation	97	116	280	319
Depreciation and amortization	199	201	593	615
Impairment of intangible assets	52	—	81	—
Adjusted EBITDA	$1,079	$855	$1,900	$998

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(In millions, except share and per share data)
Net income (loss) attributable to Expedia Group, Inc.	$482	$376	$175	$(374)
Less: Net (income) loss attributable to non-controlling interests	6	(2)	7	6
Less: Provision for income taxes	(214)	(87)	(187)	129
Income (loss) before income taxes	690	465	355	(509)
Amortization of intangible assets	23	24	66	77
Stock-based compensation	97	116	280	319
Legal reserves, occupancy tax and other	—	10	23	1
Restructuring and related reorganization charges	—	12	—	54
Impairment of intangible assets	52	—	81	—
Unrealized (gain) loss on revenue hedges	(9)	(3)	(15)	(5)
Loss on minority equity investments, net	71	11	423	7
(Gain) loss on debt extinguishment, net	(73)	—	(49)	280
Gain on sale of business, net	—	(54)	(2)	(55)
Adjusted income before income taxes	851	581	1,162	169

GAAP Provision for income taxes	(214)	(87)	(187)	129
Provision for income taxes for adjustments	12	78	(74)	(144)
Total Adjusted provision for income taxes	(202)	(9)	(261)	(15)
Total Adjusted income tax rate	23.7%	1.5%	22.5%	8.8%

Non-controlling interests	(9)	(5)	(25)	—
Preferred stock dividend	—	(14)	—	(64)
Adjusted net income attributable to Expedia Group, Inc.	$640	$553	$876	$90

GAAP diluted weighted average shares outstanding (000's)	161,829	160,460	162,495	148,453
Adjustment to dilutive securities (000's)	(3,921)	(3,921)	(3,921)	7,295
Adjusted weighted average shares outstanding (000's)	157,908	156,539	158,574	155,748

GAAP diluted earnings (loss) per share	$2.98	$2.26	$1.08	$(3.67)
Adjusted earnings per share attributable to Expedia Group, Inc.	$4.05	$3.53	$5.53	$0.58

Ex-trivago Adjusted Net Income (Loss) and Adjusted EPS
Adjusted net income attributable to Expedia Group, Inc.	$640	$553	$876	$90
Less: Adjusted net income (loss) attributable to trivago	17	(4)	46	3
Adjusted net income excluding trivago	$623	$557	$830	$87

Adjusted earnings per share attributable to Expedia Group, Inc.	$4.05	$3.53	$5.53	$0.58
Less: Adjusted earnings (loss) per share attributable to trivago	0.11	(0.02)	0.29	0.02
Adjusted earnings per share excluding trivago	$3.94	$3.56	$5.23	$0.56

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(In millions)
Net cash provided by (used in) operating activities	$(997)	$(1,221)	$3,622	$3,463
Headquarters capital expenditures	—	—	—	(23)
Non-headquarters capital expenditures	(170)	(179)	(485)	(507)
Less: Total capital expenditures	(170)	(179)	(485)	(530)
Free cash flow	$(1,167)	$(1,400)	$3,137	$2,933

Adjusted Expenses (Cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(In millions)
Cost of revenue	$455	$442	$1,245	$1,127
Less: stock-based compensation	4	6	10	17
Adjusted cost of revenue	$451	$436	$1,235	$1,110
Less: trivago cost of revenue(1)	5	6	13	13
Adjusted cost of revenue excluding trivago	$446	$430	$1,222	$1,097

Selling and marketing expense	$1,669	$1,314	$4,724	$3,177
Less: stock-based compensation	18	29	50	78
Adjusted selling and marketing expense	$1,651	$1,285	$4,674	$3,099
Less: trivago selling and marketing expense(1)(2)	68	80	148	158
Adjusted selling and marketing expense excluding trivago	$1,583	$1,205	$4,526	$2,941

Technology and content expense	$310	$277	$864	$800
Less: stock-based compensation	28	32	82	91
Adjusted technology and content expense	$282	$245	$782	$709
Less: trivago technology and content expense(1)	11	12	36	37
Adjusted technology and content expense excluding trivago	$271	$233	$746	$672

General and administrative expense	$187	$182	$562	$522
Less: stock-based compensation	47	49	138	133
Adjusted general and administrative expense	$140	$133	$424	$389
Less: trivago general and administrative expense(1)	7	6	23	21
Adjusted general and administrative expense excluding trivago	$133	$127	$401	$368
Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss third quarter 2022 financial results and certain forward-looking information on Thursday, November 3, 2022 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of November 3, 2022. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About Expedia Group
Expedia Group, Inc. (NASDAQ: EXPE) companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. Our organization is made up of three pillars: Expedia Product & Technology, focused on the group’s product and technical strategy and offerings; Expedia Brands, housing all our consumer brands; and Expedia for Business, consisting of business-to-business solutions and relationships throughout the travel ecosystem. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, and Expedia Cruises™.
© 2022 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
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ir@expediagroup.com                    press@expediagroup.com